Exhibit 4.3

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT (“Agency Agreement”) made as of January [●], 2017 (“Issuance Date”), between Provectus Biopharmaceuticals, Inc., a Delaware corporation, with offices at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931 (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., with offices at 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103 (the “Warrant Agent”).

WHEREAS, the Company is distributing to holders of its common stock, par value $0.001 per share (the “Common Stock”), and holders of the Company’s class of warrants with an exercise price of $0.85 per share expiring June 19, 2020 (“Listed Warrants”) subscription rights (the “Rights”) to purchase up to an aggregate of 19,662,782 units (the “Units”), each Unit consisting of four (4) shares of Common Stock (the “Shares”) and one-half (1/2) a share of Series C Convertible Preferred Stock (the “Preferred Stock”); and

WHEREAS, for certain investors whose subscriptions may result in the purchaser beneficially owning more than 4.99% of the Company’s outstanding Common Stock, such investors may elect to receive in lieu of shares of Common Stock, certain pre-funded warrants (the “Pre-Funded Warrants”) to purchase the same amount of shares of Common Stock at an exercise price equal to $0.0025 per share, and the subscription price per Unit for any such electing investors will be reduced to $[●] (which equals the Subscription Price for the other Units sold, less the $0.0025 exercise price for each Pre-Funded Warrant); and

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission a Registration Statement, No. 333-213986 on Form S-1 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”), in part, of the Rights, the Units, the Shares, the Pre-Funded Warrants and the Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares”), and such Registration Statement was declared effective on January [●], 2017; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Pre-Funded Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Pre-Funded Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Pre-Funded Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Pre-Funded Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agency Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Pre-Funded Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agency Agreement.

2. Pre-Funded Warrants.

2.1 Form of Warrant. Each Pre-Funded Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer or Treasurer, Secretary or Assistant Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Pre-Funded Warrant shall have ceased to serve in the capacity in which such person signed the Pre-Funded Warrant before such Pre-Funded Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Pre-Funded Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).

2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agency Agreement, a Pre-Funded Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Pre-Funded Warrants. Upon the initial issuance of the Pre-Funded Warrants, the Warrant Agent shall issue and register the Pre-Funded Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. To the extent the Pre-Funded Warrants are eligible for the book entry and depository services of The Depository Trust Company (“DTC eligible”) as of the Issuance Date, all of the Pre-Funded Warrants shall be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Pre-Funded Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests represented by such direct registration.

If the Pre-Funded Warrants are not DTC eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Pre-Funded Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available. In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days or the Pre-Funded Warrants are not eligible for, or it is no longer necessary to have the Pre-Funded Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates (“Warrant Certificates”) in physical form evidencing such Pre-Funded Warrants. Such Warrant Certificates shall be in substantially the form annexed hereto as Exhibit A.

2.3.2. Beneficial Owner; Registered Holder. The term “beneficial owner” shall mean any person in whose name ownership of a beneficial interest in the Pre-Funded Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee. Prior to due presentment for registration of transfer of any Pre-Funded Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Pre-Funded Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Pre-Funded Warrant and of each Pre-Funded Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4. Separate Transferability of Pre-Funded Warrants. The Pre-Funded Warrants will be issued as a separate security from any Common Stock issued concurrently in the offering of the Pre-Funded Warrants and will be separately transferable immediately upon issuance.

2.5 Uncertificated Pre-Funded Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Pre-Funded Warrants may be issued in uncertificated form.

3. Terms and Exercise of Pre-Funded Warrants.

3.1 Terms of Pre-Funded Warrants. The form of Pre-Funded Warrant attached hereto as Exhibit A, the provisions of which are incorporated herein and which govern all of the substantive terms of the Pre-Funded Warrant. To the extent any term or provision herein is inconsistent with Exhibit A, the terms and provisions of Exhibit A shall control.

3.2. Exercise of Pre-Funded Warrants.

3.2.1. Exercise and Payment. A registered holder may exercise a Pre-Funded Warrant by delivering, at any time and from time to time on or after the Original Issue Date and through and including 5:00 P.M. Eastern time on the Expiration Date, to the Warrant Agent at its corporate trust department (i) the Warrant Certificate evidencing the Pre-Funded Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Pre-Funded Warrants to be exercised (the “Book-Entry Pre-Funded Warrants”) shown on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an exercise notice, in the form attached as Schedule 1 to the Pre-funded Warrant (the “Exercise Notice”), completed and duly signed, and (iii) the Exercise Price for each Pre-Funded Warrant to be exercised either in lawful money of the United States of America by certified or official bank check, by bank wire transfer in immediately available funds, or by a “net share exercise” pursuant to Section 10 of the Pre-Funded Warrant, and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions in the Pre-funded Warrant) is an “Exercise Date.”

If any of (A) the Warrant Certificate or the Book-Entry Pre-Funded Warrants, (B) the Exercise Notice, or (C) the Exercise Price therefor, is received by the Warrant Agent after 5:00 P.M., Philadelphia, Pennsylvania time, on the specified Exercise Date, the Pre-Funded Warrants will be deemed to be received and exercised on the business day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a business day, the Pre-Funded Warrants will be deemed to be received and exercised on the next succeeding day that is a business day. If the Pre-Funded Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the registered holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Pre-Funded Warrants. The validity of any exercise of Pre-Funded Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the registered holder or Participant, as applicable, and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a registered holder or the Participant, as applicable, of the invalidity of any exercise of Pre-Funded Warrants.

The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company via telephone at the end of each day on which funds for the exercise of the Pre-Funded Warrants are received of the amount so deposited to its account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

3.2.2. Issuance of Certificates. The Warrant Agent shall, by 11:00 A.M. Philadelphia, Pennsylvania time on the business day following the Exercise Date of any Pre-Funded Warrant, advise the Company or the transfer agent and registrar in respect of (a) the Pre-Funded Warrant Shares issuable upon such exercise as to the number of Pre-Funded Warrants exercised in accordance with the terms and conditions of this Agency Agreement, (b) the instructions of each registered holder or Participant, as the case may be, with respect to delivery of the Pre-Funded Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Pre-Funded Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Pre-Funded Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Company shall, by 5:00 P.M., Philadelphia, Pennsylvania time, on the third business day next succeeding the Exercise Date of any Pre-Funded Warrant and the clearance of the funds in payment of the Exercise Price, execute, issue and deliver to the Warrant Agent the Pre-Funded Warrant Shares to which such registered holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such registered holder or the Participant, as the case may be. Upon receipt of such Pre-Funded Warrant Shares, the Warrant Agent shall, by 5:00 P.M., Philadelphia, Pennsylvania time, on the fifth Business Day next succeeding such Exercise Date, transmit such Pre-Funded Warrant Shares to or upon the order of the registered holder or Participant, as the case may be.

In lieu of delivering physical certificates representing the Pre-Funded Warrant Shares issuable upon exercise, provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Pre-Funded Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the Participant through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

3.2.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Pre-Funded Warrant in conformity with this Agency Agreement shall be validly issued, fully paid and nonassessable.

3.2.4 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Pre-Funded Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.2.5 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Pre-Funded Warrant Shares, the Company shall promptly issue to the registered holder the number of Pre-Funded Warrant Shares that are not disputed.

4. Transfer and Exchange of Pre-Funded Warrants.

4.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Pre-Funded Warrant upon the Warrant Register, upon surrender of such Pre-Funded Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Pre-Funded Warrant representing an equal aggregate number of Pre-Funded Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Pre-Funded Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

4.2. Procedure for Surrender of Pre-Funded Warrants. Pre-Funded Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer reasonably acceptable to Warrant Agent, duly executed by the registered holder thereof, or by a duly authorized attorney, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Pre-Funded Warrants as requested by the registered holder of the Pre-Funded Warrants so surrendered, representing an equal aggregate number of Pre-Funded Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Pre-Funded Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Pre-Funded Warrant and issue new Pre-Funded Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Pre-Funded Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Pre-Funded Warrants.

4.3. Fractional Pre-Funded Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Pre-Funded Warrant.

4.4. Service Charges. A service charge shall be made for any exchange or registration of transfer of Pre-Funded Warrants, as negotiated between Company and Warrant Agent.

4.5. Pre-Funded Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agency Agreement, the Pre-Funded Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Pre-Funded Warrants duly executed on behalf of the Company for such purpose.

5. Other Provisions Relating to Rights of Holders of Pre-Funded Warrants.

5.1. Lost, Stolen, Mutilated, or Destroyed Pre-Funded Warrants. If any Pre-Funded Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent shall, in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a new warrant (a “New Warrant”), but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity and surety bond, if requested by the Company. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Warrant Agent as a condition precedent to the Company’s obligation to issue the New Warrant.

5.2. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Pre-Funded Warrants issued pursuant to this Agency Agreement.

6. Concerning the Warrant Agent and Other Matters.

6.1. Concerning the Warrant Agent. The Warrant Agent:

i)	shall have no duties or obligations other than those set forth herein and no duties or obligations shall be inferred or implied;

ii)	may rely on and shall be held harmless by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been made or signed by the proper party or parties;

iii)	may rely on and shall be held harmless by the Company in acting upon written or oral instructions or statements from the Company with respect to any matter relating to its acting as Warrant Agent;

iv)	may consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

v)	solely shall make the final determination as to whether or not a Pre-Funded Warrant received by Warrant Agent is duly, completely and correctly executed, and Warrant Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by Warrant Agent hereunder in good faith and in accordance with its determination;

vi)	shall not be obligated to take any legal or other action hereunder which might, in its judgment subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it; and

vii)	shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Registration Statement or this Agency Agreement, including without limitation obligations under applicable regulation or law.

6.2 Payment of Taxes. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof. The Warrant Agent shall not register any transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company that such tax, if any, has been paid.

6.3 Resignation, Consolidation, or Merger of Warrant Agent.

6.3.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Pre-Funded Warrant (who shall, with such notice, submit his Pre-Funded Warrant for inspection by the Company), then the holder of any Pre-Funded Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of Delaware, in good standing and having its principal office in the State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

6.3.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

6.3.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agency Agreement without any further act.

6.4. Fees and Expenses of Warrant Agent.

6.4.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration in an amount separately agreed to between Company and Warrant Agent for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder. One half of the total Warrant Agent fees (not including postage) must be paid upon execution of this Agency Agreement. The remaining half must be paid within fifteen (15) business days thereafter. An invoice for any out-of-pocket and/or per item fees incurred will be rendered to and payable by the Company within fifteen (15) days of the date of said invoice. It is understood and agreed that all services to be performed by Warrant Agent shall cease if full payment for its services has not been received in accordance with the above schedule, and said services will not commence thereafter until all payment due has been received by Warrant Agent.

6.4.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agency Agreement.

6.5. Liability of Warrant Agent.

6.5.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agency Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agency Agreement.

6.5.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, claims, losses, damages, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agency Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

6.5.3. Limitation of Liability. The Warrant Agent’s aggregate liability, if any, during the term of this Agency Agreement with respect to, arising from, or arising in connection with this Agency Agreement, or from all services provided or omitted to be provided under this Agency Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

6.5.4 Disputes. In the event any question or dispute arises with respect to the proper interpretation of this Agency Agreement or the Warrant Agent’s duties hereunder or the rights of the Company or of any holder of a Pre-Funded Warrant, the Warrant Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Warrant Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Warrant Agent and executed by the Company and each other interested party. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Pre-Funded Warrant holders, as applicable, and all other parties that may have an interest in the settlement.

6.5.5 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agency Agreement or with respect to the validity or execution of any Pre-Funded Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agency Agreement or in any Pre-Funded Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agency Agreement or any Pre-Funded Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

6.6. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agency Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Pre-Funded Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Pre-Funded Warrants.

7. Miscellaneous Provisions.

7.1. Successors. All the covenants and provisions of this Agency Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2. Notices. Any notice, statement or demand authorized by this Agency Agreement to be given or made by the Warrant Agent or by the holder of any Pre-Funded Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Provectus Biopharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

Attn: Timothy C. Scott

With a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

211 Commerce Street, Suite 800

Nashville, Tennessee 37201

Attention: Lori B. Metrock, Esq.

Any notice, statement or demand authorized by this Agency Agreement to be given or made by the holder of any Pre-Funded Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch Street

Suite 1300

Philadelphia, Pennsylvania 19103

Attn: Compliance Department

With a copy to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: General Counsel

7.3. Applicable law. The validity, interpretation, and performance of this Agency Agreement and of the Pre-Funded Warrants shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agency

Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4. Persons Having Rights under this Agency Agreement. Nothing in this Agency Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Pre-Funded Warrants, any right, remedy, or claim under or by reason of this Agency Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agency Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Pre-Funded Warrants.

7.5. Examination of the Agency Agreement. A copy of this Agency Agreement shall be available at all reasonable times at the office of the Warrant Agent in the city of Philadelphia, Commonwealth of Pennsylvania, for inspection by the registered holder of any Pre-Funded Warrant. The Warrant Agent may require any such holder to submit his Pre-Funded Warrant for inspection by it.

7.6. Counterparts. This Agency Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Agency Agreement and shall not affect the interpretation thereof.

7.8 Amendments. This Agency Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agency Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the registered holders of a majority of the then outstanding Pre-Funded Warrants.

7.9 Severability. This Agency Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agency Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agency Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7.10 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agency Agreement because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure or damage that is reasonably beyond its control, or any other cause that is reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agency Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

7.11 Consequential Damages. Notwithstanding anything in this Agency Agreement to the contrary, neither party to this Agency Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agency Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agency Agreement has been duly executed by the parties hereto as of the day and year first above written.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:

Name:	John R. Glass
Title:	Interim Chief Financial Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:

Name:
Title:

[Signature page to Warrant Agency Agreement]

EXHIBIT A

Form of Pre-Funded Warrant

[Attached.]

Exhibit A